Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com

QAD INCREASES QUARTERLY DIVIDEND AND
APPROVES SHARE REPURCHASE PROGRAM

Dividend Increased by 20 percent and
One Million Share Repurchase Program Approved

SANTA BARBARA, Calif. September 22, 2011, QAD Inc. (NASDAQ: QADA, QADB), a leading provider of enterprise software solutions for global manufacturers, today announced that its Board of Directors has approved a 20 percent increase in the company’s quarterly dividend to $0.072 per share of Class A common stock and $0.060 per share of Class B common stock.  The dividend is payable on January 9, 2012 to shareholders of record at the close of business on November 29, 2011.  QAD’s Board of Directors also approved a one million share repurchase program of Class A and/or Class B shares of QAD’s common stock.

“These announcements reflect our confidence in QAD’s long-term prospects based on our well developed global capabilities and recurring revenue streams, and our belief that at current levels, QAD’s stock represents a sound investment for the company,” said Karl Lopker, chief executive officer of QAD Inc.  “We are pleased to be able to provide an additional return to our shareholders through these programs, while maintaining our ability to grow the business through acquisitions and organic programs due to our strong balance sheet and cash generation capabilities.”

Share Repurchase Program
Under the share repurchase program, the company may repurchase shares of Class A and/or Class B common stock through open market transactions.  Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when QAD might otherwise be precluded from doing so under applicable insider trading laws and regulations.  The timing and amount of any shares repurchased will be determined by QAD based on its evaluation of market conditions and other factors.  The repurchase program may be suspended or discontinued at any time.  Any repurchased shares will be available for use in connection with QAD’s equity incentive plans and for other corporate purposes.

QAD Inc.
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Dividend
QAD will pay its quarterly dividend in either cash or shares of the company’s Class A common stock, at the election of each shareholder.  Shareholders will have until December 19, 2011 to make a cash distribution election, otherwise they will automatically receive the dividend in stock.  Those shareholders choosing the dividend payable in stock will receive shares proportionate to the total cash amount based on the average closing price of QAD’s Class A common stock for the three trading days immediately following the election deadline.  The company will make a cash payment in lieu of issuing fractional shares to shareholders choosing the dividend payable in stock.

Shareholders should consult with a tax advisor prior to making a distribution election.

Additional information regarding the distribution election will be mailed to shareholders of record as soon as practicable after November 29, 2011.  A properly completed distribution election form must be received by the company’s transfer agent prior to 5:00 PM EST on December 19, 2011.  For shares held through a bank, broker or nominee, questions should be directed to such bank, broker or nominee.  Registered shareholders with questions regarding the dividend should contact American Stock Transfer & Trust Company at +1 212-936-5100.

Continuing quarterly dividends are subject to the approval of QAD’s Board of Directors whose decision will consider factors such as the continued profitability and liquidity requirements of the company.

QAD Inc.
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About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

"QAD" is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

Note to Investors:

This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2011 ended January 31, 2011.

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